Exhibit 99.1

News Release

EPSILON ANNOUNCES NEW AND REVISED SENIOR SECURED RESERVE-BASED REVOLVING CREDIT FACILITY

Houston, Texas–October 13, 2025 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today reported the closing of a new and revised senior secured reserve-based revolving credit facility (the “Credit Facility”) with Frost Bank as the administrative agent and Frost Bank and Texas Capital Bank as lenders. The new Credit Facility replaces the Company’s previous credit facility.

Term highlights of the Credit Facility:

●	Epsilon Energy USA Inc. and Epsilon Energy Ltd. as co-borrowers
●	Four year term (matures October 8, 2029)
●	Initial borrowing base and commitments of $47.5 million (supported by the Company’s existing US upstream assets), which will be redetermined and increased on the closing of the acquisition of the Peak companies later in Q4 2025 (to include the acquired assets).
●	Semi-annual redeterminations
●	Interest is charged on drawdowns at the 3-Month Term SOFR rate plus a margin of 3-4% (depending on facility utilization), payable quarterly

The new Credit Facility will initially fund at the same time as the closing of the Peak companies acquisition. Proceeds will go to repaying Peak’s existing term loan, with an estimated balance at closing of $49.6 million.

“The new and revised credit facility adds commitment capacity and tenor and enables the Company to comfortably close the acquisitions announced in August while maintaining a strong balance sheet and liquidity going forward” commented Andrew Williamson, Epsilon’s Chief Financial Officer.

A copy of the new loan agreement is available in the Form 8K filed following this release.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas and oil production and gathering company with assets in Pennsylvania, Texas, Alberta CA, New Mexico, and Oklahoma

Forward-Looking Statements

Certain statements contained in this news release constitute forward looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, ‘may”, “will”, “project”, “should”, ‘believe”, and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this news release should not be unduly relied upon.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com